UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NOBEL LEARNING COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2465204
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1615 West Chester Pike, West Chester, PA	19382
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:	Not applicable
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

Nobel Learning Communities, Inc. (the “Company”) hereby amends and supplements Items 1 and 2 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on July 22, 2008, relating to the Rights Agreement, dated as of July 20, 2008 (the “Rights Agreement”), between the Company and Broadridge Corporate Issuer Solutions, Inc. (f/k/a StockTrans, Inc.) (the “Rights Agent”).

Item 1.	Description of Registrant’s Securities to be Registered.

On May 17, 2011, the Company and the Rights Agent entered into an amendment (the “Rights Amendment”) to the Rights Agreement. Pursuant to the Rights Amendment, the Rights Agreement has been amended to provide that none of the execution and delivery of the Agreement and Plan of Merger, dated as of May 17, 2011 (the “Merger Agreement”), by and among the Company, Academic Acquisition Corp. (“Parent”) and Academic Merger Sub, Inc. (the “Merger Sub”), the execution and delivery of certain voting agreements by and between Parent and each of the Significant Stockholders (as defined in the Rights Amendment) (collectively, the “Voting Agreements”), the completion of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement, or the consummation of transactions required by or provided for in the Voting Agreements will be deemed to result in (i) the occurrence of a “Stock Acquisition Date”, a “Distribution Date”, a “Record Date”, a “Section 11(a)(ii) Event” or a “Section 13 Event” (each as defined in the Rights Agreement) or (ii) the classification of the Significant Stockholders (as defined in the Rights Agreement), Parent, Merger Sub or any of their respective affiliates as an “Acquiring Person” (as defined in the Rights Agreement).

The foregoing summary of the Rights Amendment does nor purport to be complete and is subject to and qualified in its entirety by, reference to the full text of the Rights Amendment, a copy of which has been filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on May 18, 2011 and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Amendment to Rights Agreement between Nobel Learning Communities, Inc., a Delaware corporation, and Broadridge Corporate Issuer Solutions, Inc. (f/k/a StockTrans, Inc.), dated as of May 17, 2011 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2011)

SIGNATURES

Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

NOBEL LEARNING COMMUNITIES, INC.

Date: May 18, 2011	By:	/s/ Thomas Frank
	Name:	Thomas Frank
	Title:	Chief Executive Officer